Exhibit 10.26

CymaBay Therapeutics 3876 Bay Center Place Hayward, CA 94545 www.cymabay.com 510-293-8800 office 510-293-6853 fax

November 21, 2013

Charles A. McWherter

215 Taurus Avenue

Oakland, CA 94611-1933

Dear Chuck:

CymaBay Therapeutics (the “Company”) is pleased to continue your employment as Senior Vice President and Chief Scientific Officer on the following terms:

1. Position, Duties and Responsibilities. Subject to the terms set forth herein, the Company agrees to employ you in the position of Senior Vice President and Chief Scientific Officer and you hereby accept such employment effective immediately. You will report to the Company’s Chief Executive Officer (“CEO”) and will perform the duties customarily associated with this position and such other duties as are assigned to you by the CEO. You will devote your full business time and attention to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity permitted by the Company’s general employment policies. The employment relationship between you and the Company shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this letter agreement differ from or are in conflict with the Company’s general employment policies or practices, this letter agreement shall control.

2. Compensation and Employee Benefits.

2.1 Base Salary. Your base salary will be three hundred forty-three thousand dollars ($343,000) on an annualized basis, less payroll deductions and required withholdings, paid according to the Company’s regular payroll schedule and procedures. Subject to the other terms of this letter agreement, your base salary may be modified by the Company in its sole discretion. Your salary will be effective as of October 16, 2013. You will receive a lump sum retroactive “catch-up” payment in your next regularly scheduled paycheck to reflect your new salary.

2.2 Discretionary Bonus. You will be eligible to participate in the Company’s annual bonus program pursuant to the terms of that program and you will be eligible to receive a bonus of up to thirty-five percent (35%) of your annual base salary. Your actual bonus, if any, will be determined by the Company’s Board of Directors, or the Compensation subcommittee thereof (the “Board”), in its sole discretion, based upon its evaluation of your performance, the Company’s performance, and any other considerations it deems relevant. You must be employed through the bonus payment date to be eligible for, and to earn, any such bonus. Any bonus payment will be subject to payroll deductions and required withholdings.

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2.3 Employee Benefits. You will be entitled to all employee benefits, including vacation accrual of twenty (20) days per year and health and disability benefits for which you are eligible under the terms and conditions of the standard Company benefit plans which may be in effect from time to time and provided by the Company to its senior executive-level employees generally. Currently, such benefits include twelve paid holidays, as well as paid sick leave of up to ten days per year. Notwithstanding the foregoing, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy, including changes required by applicable law.

2.4 Stock Options. Subject to the approval of the Board you will be granted a stock option to purchase a number of shares of Company common stock which, together with the shares of Company stock currently held by you or subject to your currently outstanding stock options, constitute one and two tenths percent (1.2%) of the “fully-diluted” outstanding capital stock of the Company calculated as of the date of the grant. The per share exercise price will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board pursuant to the Company’s equity incentive plan. Option grants are made at regular Board meetings held approximately once each calendar quarter. Your option grant will be considered at the first regular Board meeting following the execution of this Agreement. The term of such stock option will be ten (10) years, subject to earlier expiration in the event of the termination of your service with the Company. Such stock option will be immediately exercisable, if you elect to do so, but the purchased shares shall be subject to repurchase by the Company in the event that your service with the Company terminates before you become vested in the shares, at the lower of: (i) the original exercise price; or (ii) the then-fair market value of the Company’s common stock. You will be vested in, and the Company’s repurchase right (if applicable) shall not apply as to, one third (33%) of the shares covered by the option immediately on the date of the grant and the remaining two thirds (66%) of the shares covered by the option will vest in forty-eight (48) equal monthly installments, as long as you remain in Continuous Service with the Company (as defined in the applicable stock option plan). Notwithstanding the foregoing, a portion of the shares subject to your outstanding stock options may vest on an accelerated basis pursuant to Sections 7 or 8. Except as provided herein, such stock options will be subject to the provisions of the equity incentive plan of the Company under which the options are granted and the applicable form of stock option agreement thereunder (the “Plan Documents”).

3. Other Activities During Employment.

3.1 Activities. Except with the prior written consent of the CEO, you will not, during your employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your job duties for the Company.

3.2 Investments and Interests. Except as permitted by the first sentence of Section 3.1 and by Section 3.3, during your employment you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

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3.3 Noncompetition. During the term of your employment by the Company, except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

4. Company Policies; Confidential Information and Inventions Agreement. You acknowledge your obligations under the Company’s Employee Agreement on Confidential Information and Inventions, a copy of which is attached as Exhibit A. You further acknowledge your obligation to abide by the Company’s rules, policies and procedures.

5. Immigration. The Immigration Reform and Control Act of 1986 requires that every person present proof to the Company of their identity and eligibility and/or authorization to accept employment with the Company. In order to comply with this law you must provide appropriate documentation to prove both your identity and legal eligibility to be employed at the Company.

6. Your Representations and Warranties.

6.1 No Breach of Contract. You represent and warrant that the execution and delivery of this letter agreement by you and the performance of your obligations hereunder will not conflict with or breach any agreement, order or decree to which you are a party or by which you are bound. You warrant that you are subject to no employment agreement or restrictive covenant preventing full performance of your duties under this letter agreement.

6.2 No Conflict of Interest. You warrant that you are not, to the best of your knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with your loyalty to or duties for the Company.

6.3 Notification of Materials or Documents from Other Employers. You further warrant that you have not brought and will not bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.

6.4 Notification of Other Post-Employment Obligations. You also understand that, as part of your employment with the Company, you are not to breach any obligation of confidentiality that you have to former employers, and you agree to honor all such obligations to former employers during your employment with the Company.

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7. Termination of Employment.

7.1 At-Will Employment Relationship. Your employment with the Company shall be at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause, and with or without advance notice.

7.2 Termination for Cause.

(a) If the Company terminates your employment at any time for Cause (as defined below), your salary shall cease on the date of termination and you shall not be entitled to severance pay, COBRA premium payments, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required by applicable law or the terms of applicable benefit plans. The continued vesting of any stock options held by you shall cease on your employment termination date, and your right to exercise vested options shall be governed by the Plan Documents.

(b) Definition of Cause. For purposes of this agreement, “Cause” means the occurrence of any one or more of the following: (i) your conviction of, or plea of no contest, with respect to any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) your participation in a fraud or act of dishonesty that results in material harm to the Company; (iii) your intentional material violation of any contract or agreement between you and the Company, including but not limited to this letter agreement or your Employee Agreement on Confidential Information and Inventions, or your violation of any statutory duty that you owe to the Company, but only if you do not correct any such violation within thirty (30) days after written notice thereof has been provided to you (if such notice is reasonably practicable); or (iv) your gross negligence or willful neglect of your job duties, as determined by the Board in good faith, but only if you do not correct such violation within thirty (30) days after written notice thereof has been provided to you (if such notice is reasonably practicable).

7.3 Severance Benefits For Termination Without Cause or Resignation for Good Reason.

(a) If the Company terminates your employment without Cause and other than as a result of your death or disability, or if you resign your employment for Good Reason (defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), you will be eligible to receive the severance benefits described in this Section 7.3.

(b) You will be eligible to receive, subject to payroll deductions and required withholdings and net of any amounts earned by you pursuant to any employment or consulting arrangements obtained by you following such termination (other than the activities described in the last sentence of Section 3.1), continuation for twelve (12) months of the greater of: (i) your base salary in effect as of such termination date; or (ii) your base salary as set forth in Section 2.1. In addition, you will be eligible to receive your potential annual discretionary bonus amount set forth in Section 2.4, determined as if all performance targets established by the Board have been satisfied, pro-rated for the number of months elapsed in the year in which your

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employment terminates, but in no event will you receive a bonus pro-rated for less than nine (9) months. You agree to notify the Company promptly of any amount earned by you from other employment or a consulting engagement while you are receiving severance payments under this letter agreement.

(c) If you timely elect and remain eligible for continued coverage of your group health insurance under COBRA, the Company will pay your premiums for COBRA coverage for up to twelve (12) months following your Separation from Service, provided that such payments shall cease if you obtain full-time employment, or cease to be eligible for COBRA, within such period. You agree to notify the Company promptly if you obtain full-time employment while the Company is paying your COBRA premiums under this letter agreement. On the 60th day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(d) You will receive acceleration of vesting of all of your then-outstanding and then-unvested stock option grants as of the date of termination as to the number of shares that would have vested in their vesting schedules as if you had been in service for an additional twelve (12) months as of your Separation from Service. Upon approval by the Board of this letter agreement, any currently outstanding stock option grants shall be amended to the extent necessary to provide for the foregoing accelerated vesting.

(e) Your receipt of any severance benefits under this Section 7.3 is contingent upon your signing and making effective within sixty (60) days after the termination date, a full, general release of all claims against the Company in a form acceptable to the Company containing the language set forth in the Release Agreement attached as Exhibit B on or after the termination date. The base salary and bonus severance will be paid in substantially equal installments over the twelve (12) month period following your Separation in Service according to the Company’s payroll procedures; provided, however, that no payments will be made to you prior to the 60th day following your Separation from Service. On the first payroll pay day following the 60th day after your Separation from Service, the Company will pay you the cash severance amounts you would have received on or prior to such date in a lump sum in compliance with Code Section 409A and the effectiveness of the release, with the balance of the cash payments being made as originally scheduled.

(f) Definition of Good Reason. For purposes of this letter agreement, “Good Reason” shall mean any one of the following events that occurs without your consent: (i) the material reduction in your responsibilities, authorities or functions as an employee of the Company (but not merely a change in reporting relationships); (ii) a material reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs); (iii) a material change of your place of employment that results in an increase to your round trip commute of more than twenty (20)

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miles; or (iv) the Company’s material breach of this letter agreement. Notwithstanding the foregoing, you must provide written notice to the General Counsel of the Company within thirty (30) days after the date on which such event first occurs, and allow the Company thirty (30) days thereafter (the “Cure Period”) during which the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the Company does not rescind or correct the conduct giving rise to Good Reason to your reasonable satisfaction by the expiration of the Cure Period, your employment will then terminate with Good Reason as of such thirtieth day.

7.4 Voluntary or Mutual Termination. You may voluntarily terminate your employment with the Company at any time without Good Reason. If you terminate without Good Reason or if your employment terminates as a result of your death or disability, your salary shall cease on the date of termination and you shall not be entitled to severance, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. The continued vesting of any compensatory equity awards held by you shall cease on the termination date, and your right to exercise vested awards (or be issued shares under such vested awards) shall be governed by the terms of the Company’s applicable compensatory equity plans and the corresponding award agreements.

7.5 Application of Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided for in this letter agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and you are a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Agreement Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been delayed pursuant to this Section 7.5 and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this letter agreement. For the avoidance of doubt, it is intended that (1) each installment of the Agreement Payments provided in this letter agreement is a separate “payment” for purposes of Section 409A, (2) all Agreement Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (3) the Agreement Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

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8. Change in Control.

8.1 Definitions.

(a) “Change in Control” shall mean an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company or, in the case of a Transaction described in Section 8.1(b)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(b) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company.

8.2 Severance. On the consummation of any Change in Control, any remaining unvested portion of your stock options will be accelerated such that fifty percent (50%) of your outstanding and then-unvested options become fully vested and exercisable as of the date of the Change in Control (the “Acceleration”). If on or within twelve (12) months following a Change in Control, the Company or a successor corporation terminates your employment without Cause and other as a result of your death or disability, or you resign for Good Reason (a “Change in Control Termination”), and provided that such termination constitutes a Separation from Service, then subject to your obligations below, and in lieu of any severance benefits set forth in Section 7.3 herein, you will be entitled to receive (collectively, the “Change in Control Severance Benefits”):

(a) Subject to payroll deductions and required withholdings and net of any amounts earned by you pursuant to any employment or consulting arrangements obtained by you following such termination (other than the activities described in the last sentence of Section 3.1), continuation for twelve (12) months of the greater of: (i) your base salary in effect as of such termination date; or (ii) your base salary as set forth in Section 2.1. In addition, you will be eligible to receive 125% of your potential annual discretionary bonus amount set forth in Section 2.4, determined as if all performance targets established by the Board have been satisfied.

(b) You will receive acceleration of vesting of all of your then-outstanding and then-unvested stock option grants as of the date of termination such that the remaining fifty percent (50%) of your unvested options following the Acceleration become fully vested and exercisable. Upon approval by the Board of this letter agreement, any currently outstanding stock option grants shall be amended to the extent necessary to provide for the foregoing accelerated vesting.

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(c) If you timely elect and remain eligible for continued coverage of your group health insurance under COBRA, the Company will pay your premiums for COBRA coverage for up to fifteen (15) months following your Separation from Service, provided that such payments shall cease if you obtain full-time employment, or cease to be eligible for COBRA, within such period. You agree to notify the Company promptly if you obtain full-time employment while the Company is paying your COBRA premiums under this letter agreement. On the 60th day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(d) As a precondition of receiving the Change in Control Severance Benefits, you must first sign and make effective on or after the termination date a full, general release of claims against the Company in a form acceptable to the Company containing the language set forth in the Release Agreement attached as Exhibit B.

8.3 Parachute Payments After the Listing Date.

(a) After the Listing Date (as defined below), if any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether under this letter agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then you will be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount equal to (i) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment (the “First Reimbursement Payment”), (ii) all federal, state and local income taxes and employment taxes on the First Reimbursement Payment, and (iii) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the First Reimbursement Payment. For purposes of this provision, the term “Listing Date” means the date of the sale of the Company’s securities to the general public pursuant to an initial public offering under a Registration Statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

(b) All determinations required to be made under this Section 8.3 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public tax accounting firm used by the Company or, if such firm declines to serve, such other nationally recognized certified public tax accounting firm as you may designate (the “Accounting Firm”). The Accounting Firm may make reasonable

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assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) and/or at such other times as requested by the Company or you. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. If the Accounting Firm determines that an Excise Tax is payable with respect to a Payment, it shall furnish to the Company and you an opinion reasonably acceptable to you of the amount of Excise Tax payable with respect to the Payments and the amount of Gross-Up Payment due to you. The Company will pay the Gross-Up Payment to you within thirty (30) days of the date the Company receives the Accounting Firm’s opinion, but in no event later than the end of your tax year following your tax year in which you pay the Excise Tax. The Company shall bear all reasonable expenses with respect to the determinations by the Accounting Firm required to be made hereunder. Any determination by the Accounting Firm shall be binding upon the Company and you.

9. General Provisions.

9.1 Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, the parties agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, or your relationship with the Company, including statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable employment arbitration rules (which may be reviewed at www.jamsadr.com/rules-employment-arbitration/). The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The parties will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear all JAMS’ arbitration fees and administrative costs in excess of the amount of administrative fees (e.g., filing fees) that you would otherwise be required to pay if the dispute were decided in a court of law. Nothing in this Agreement shall prevent any party from obtaining injunctive or other provisional relief in court to prevent irreparable harm pending the conclusion of any arbitration proceeding.

9.2 Severability. Whenever possible, each provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

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9.3 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Company at its primary office location and to you at your address as listed on the Company payroll.

9.4 Waiver. If either party should waive any breach of any provisions of this letter agreement, you or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this letter agreement.

9.5 Entire Agreement. This letter agreement, together with its exhibits, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company. This letter supersedes and replaces your offer letter employment agreement, dated June 5, 2007, and all amendments thereto, all of which shall have no further force or effect.

9.6 Counterparts. This letter agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same letter agreement.

9.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.8 Successors and Assigns. This letter agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.

9.9 Governing Law. All questions concerning the construction, validity and interpretation of this letter agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

9.10 Attorneys’ Fees. If either party hereto brings any action to enforce your or its rights hereunder, the prevailing party in such action shall be entitled to be paid by the other party such prevailing party’s reasonable attorneys’ fees and costs incurred in such action.

Enclosed is your Employee Agreement on Confidential Information and Inventions, which you should read carefully.

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To indicate your acceptance of the Company’s offer, please sign this letter agreement in the space provided below and return it to me along with the signed Employee Agreement on Confidential Information and Inventions. This offer shall expire on December 13, 2013 if not accepted prior to such date. If you have any questions regarding this letter agreement, feel free to contact me.

Sincerely,

CYMABAY THERAPEUTICS

By:	/s/ Harold Van Wart
Harold Van Wart
Chief Executive Officer

Accepted and agreed:

/s/ Charles A. McWherter
Charles A. McWherter

EXHIBIT A - Employee Agreement on Confidential Information and Inventions

EXHIBIT B - Release Agreement

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EXHIBIT A

EMPLOYEE AGREEMENT ON CONFIDENTIAL INFORMATION AND INVENTIONS

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CymaBay Therapeutics, Inc.

3876 Bay Center Place

Hayward, CA 94545-3619

Phone 510 293-8800 Fax 510 293-9090

November 21, 2013

EMPLOYEE AGREEMENT ON CONFIDENTIAL

INFORMATION AND INVENTIONS

THIS AGREEMENT is between CymaBay Therapeutics, Inc. a Delaware Corporation (“the Company”), and Charles McWherter, (the “Employee”).

PURPOSE OF AGREEMENT

I want to be employed by the Company, and the Company wants to employ me, provided that, in so doing, it can protect its trade secrets and inventions, ideas, information, business, and good will.

In consideration of this purpose, and the mutual promises in this Agreement, I agree with the Company as follows:

1. Term

(A) My employment with the Company is an at-will relationship that may be terminated by either the Company or me with or without cause for any reason whatsoever at any time upon notice to the other party.

(b) If my employment is terminated for any reason, I will be entitled only to the compensation earned by me as of the date of termination.

2. Confidential Information. I will hold in confidence and use only for the benefit of the Company during the term of my employment and for five years after the termination of my employment all Confidential Information of the Company, its Affiliates, and all Confidential Information of companies or persons other than the Company given to the Company under an agreement prohibiting its disclosure. “Confidential Information” refers to valuable technical or business information that is not known by the public. By way of example, Confidential Information may include information relating to: inventions or products, including unannounced products; research and development activities; requirements and specifications of specific customers and potential customers; nonpublic financial information; and quotations or proposals given to customers.

These restrictions on disclosure do not apply if the information is or becomes publicly known through no wrongful act on my part or the information is explicitly approved for release under such circumstances by an officer of the Company.

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3. Disclosure and Assignment of Inventions. I will promptly disclose and assign to the Company my entire right, title and interest in all inventions. “Inventions” refer to (a) all technical or business innovations, whether or not patentable or copyrightable, made by me during the term of my employment; and (b) all technical or business innovations, whether or not patentable, based upon the Company’s Confidential Information and made by me after leaving the Company’s employ. I will keep adequate written records of all inventions made by me, such as notebooks, sketches, program listings and the like, which are the property of the Company. Notwithstanding the foregoing, I am not required to assign to the Company, although I must disclose, any inventions: (a) for which no equipment, supplies, facilities or Confidential Information of the Company were used and which was developed entirely on my own time; (b) which at the time of conception or reduction to practice did not relate directly to the business of the Company or the Company’s actual or demonstrably anticipated research or development and (c) which did not result from any work I performed for the Company. The disclosure of such inventions must be made so that the parties can make a determination whether such inventions do in fact qualify for exclusion from assignment to the Company. The Company will keep confidential any such information I disclose. I will take all steps necessary to assist the Company in securing any patents, copyrights or other protection for inventions which I am required to assign to the Company as provided above. If I am unable or unwilling, whether during my employment or after termination, to sign any papers needed to apply for or pursue any patent or copyright registrations for inventions, I agree that the Company is my attorney-in-fact for that purpose and can sign such papers as my agent and take any other actions necessary to pursue these registrations.

4. List of Inventions I Own. I have attached as Exhibit A a list of inventions I own, which is a complete list of all technical or business innovations I own either alone or jointly with others on the date of this Agreement. I agree that I will not incorporate any of these prior inventions into products being developed for the Company without the prior knowledge and written consent of the Company. Should the Company wish to use any of my inventions in its business, the Company will negotiate with me for a purchase of or license to use such invention on mutually agreeable terms. If no such list is attached, or if no such inventions are listed thereon, I represent that I do not own any inventions at the time of signing this Agreement.

5. Tangible Materials. All tangible materials that incorporate Confidential Information are the Company’s property, and I will give all of these materials and any other documents and materials which are the property of the Company, including but not limited all notes of any research or other work which I have performed for the Company and all biological materials created, used or held by me in the course of my work for the Company, back to the Company at the termination of my employment or earlier upon the Company’s request.

6. Solicitation of Employees. I understand that information about the Company’s employees, such as their skills, performance ratings, and salary histories, constitutes Confidential Information owned by the Company. I agree that, for a period of twelve (12) months after termination of my employment for any reason, I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to do any of these things, whether on my own behalf or on behalf of any other person, since to do so would necessarily involve using Confidential Information.

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8. Termination. In the event of termination of my employment for any reason, I agree that, as requested by the Company, I will sign and deliver a “Termination Certification” in the form attached to this Agreement as Exhibit B. I also agree that the Company may give notice to my new employer of my duties under this Agreement.

9. Duty of Loyalty. During my employment with the Company, I will not engage in any business activity (either for my own profit or for anyone else) that competes with the Company’s business.

10. Duties to Third Parties. I represent that, to the best of my knowledge, compliance with the terms of this Agreement will not violate any duty that I may have to anyone other than the Company (such as a former employer) to keep such person’s proprietary information in confidence or to refrain from using that person’s patents or copyrights. If at any time during my employment with the Company, I am asked by the Company to perform work which I believe may cause me to violate a duty I have to someone other than the Company, I will immediately inform an officer of the Company so that an assessment of the situation may be made. I also agree that I will not, during my employment with the Company, bring onto the Company’s premises, use or disclose to the Company any proprietary information or trade secrets of any former employer or any other person without that person’s consent.

11. Miscellaneous. This is the only agreement between the Company and myself about confidential information and the ownership of inventions, and may not be modified, amended or terminated, in whole or in part, except in a writing signed by me and by an officer of the Company. Any later change in my title, compensation or duties will not affect this Agreement. This Agreement will survive termination of my employment for any reason, and will continue for the benefit of and will be binding upon the successors, assigns, heirs and legal representatives of the Company and myself Any waiver by the Company of a breach of any of the obligations of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me. In the event any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in

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addition to any other rights and remedies it may have, to reimburse for its expenses, including court costs and reasonable attorney’s fees. This Agreement will be governed by the laws of the State of California governing contracts between residents to be performed in the State of California.

	CymaBay Therapeutics, Inc.		Employee

By:	/s/ Harold Van Wart	By:	/s/ Charles A. McWherter
	Harold Van Wart		Signature
Chief Executive Officer

	11/21/2013		12/10/2013
	Date		Date

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EXHIBIT A

List of Inventions I Own (see para. 4.)

None.

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EXHIBIT B

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, equipment, computer programs or listings, other documents or property or any reproductions of any of these materials belonging to CymaBay Therapeutics, Inc., a Delaware corporation, its subsidiaries, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined in that agreement) conceived or made buy me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information and Inventions Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to inventions or products, including but not limited to unannounced products, research and development activities, requirements and specifications of specific customers and potential customers, nonpublic financial information, and quotations or proposals given to customers, including any information disclosed to the Company in confidence by any third party.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Signature

Printed Name

Date

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EXHIBIT B

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

I understand that my employment with CymaBay Therapeutics (the “Company”) terminated effective                     ,          (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the employment agreement dated                      (as amended, the “Letter Agreement”). I understand that I am not entitled to such severance benefits unless I sign this Release, and it becomes fully effective.

I understand that this Release, together with the Letter Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein.

I hereby confirm my obligations under my Employee Agreement on Confidential Information and Inventions with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

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Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

I accept and agree to the terms and conditions stated above:

Date	Charles A. McWherter

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